Exhibit 99.2

Act II Global Acquisition Corp. Announces Closing of $300,000,000 Initial Public Offering

NEW YORK, NY / ACCESSWIRE / April 30, 2019 / Act II Global Acquisition Corp. (NASDAQ: ACTTU) (the “Company”) announced today that it closed its initial public offering of 30,000,000 units, including 3,900,000 units issued pursuant to the exercise by the underwriter of its over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $300,000,000.

The Company’s units are listed on the Nasdaq Capital Market (“Nasdaq”) and commenced trading under the ticker symbol “ACTTU” on April 26, 2019. Each unit consists of one of the Company’s Class A ordinary shares and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will trade and are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be traded on Nasdaq under the symbols “ACTT” and “ACTTW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the “better for you” sectors, such as consumer packaged goods and other consumables as well as hospitality, including restaurants. The Company is led by Executive Chairman Irwin D. Simon.

Cantor Fitzgerald & Co. acted as the sole book running manager for the offering.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $300,000,000 (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of April 30, 2019 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Ellenoff Grossman & Schole LLP acted as counsel to the Company and Kirkland & Ellis LLP acted as counsel to the underwriter.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on April 25, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Mary Celeste Anthes
212-370-1300
maryceleste.anthes@act2global.com